Exhibit 99.1

To:	All Members of the Board of Directors and Executive Officers of Applied Materials, Inc.

From:	Joe Sweeney, Charmaine Mesina

Date:	April 1, 2005

Re:	Important Notice of Special Trading Restrictions During 401(k) Blackout Period

Please be advised that you will be subject to special trading restrictions beginning at the close of the market on Monday, April 18, 2005, and ending during the week of April 24, 2005. During this period (the “401(k) blackout period”), a blackout will be imposed affecting participants in the Applied Materials’ Employee Savings and Retirement Plan (the “401(k) Plan”), in order to enable the Applied Materials Common Stock Fund (the “Applied Stock Fund”) under the 401(k) Plan to be converted to real-time trading for purchases and sales. During the 401(k) blackout period, 401(k) Plan participants will be unable to transfer their account balances into or out of the Applied Stock Fund, change their future contributions directed to the Applied Stock Fund, or request new loans or distributions from the Applied Stock Fund. As a result, in general, you may not purchase, sell or otherwise acquire any shares of Applied Materials common stock during the 401(k) blackout period, as specified under SEC Regulation BTR adopted pursuant to Section 306(a) of the Sarbanes-Oxley Act. The rule applies to board members and executive officers of public companies and was designed to eliminate the inequities that may result when participants in such companies’ pension plans are temporarily prevented from engaging in equity securities transactions through their plan accounts.

The specific ending date of the 401(k) blackout period will be determined by Fidelity Investments (“Fidelity”) and may be confirmed by contacting Fidelity at 1-800-835-5098. The 401(k) blackout period will fall within the Q2’05 regular quarterly blackout, which begins on April 11, 2005 and ends on May 20, 2005, following Applied Materials’ earnings release.

Although this trading restriction is subject to certain exceptions, given the complexity of these rules and the short period of time involved, you should avoid any change in your beneficial ownership of Applied Materials stock during the 401(k) blackout period, including purchases and sales of Applied shares held outside of the 401(k) Plan and exercises of stock options.

If you have any questions concerning this notice or the 401(k) blackout period, please contact Charmaine Mesina, Managing Director, Corporate Legal Services, in writing at Applied Materials, Inc., 3050 Bowers Avenue, P.O. Box 58039, M/S 2062, Santa Clara, CA 95052-8039, by telephone at (408) 563-2153, or by email at Charmaine_Mesina@amat.com.